Exhibit 99.1

DAKO A/S

CONSOLIDATED FINANCIAL STATEMENTS

Statement by the board of directors and the Executive management
The Board of Directors and the Executive Management have today approved the consolidated balance sheets of Dako A/S and subsidiaries (the Group) as of December 31, 2011 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended.

The consolidated financial statements referred to above have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

It is our opinion that the consolidated financial statements give a true and fair view of the Group's financial position at December 31, 2011 and of the results of the Group's operations and cash flows for the year then ended.

Glostrup, Denmark
September 5, 2012

EXECUTIVE MANAGEMENT

/s/Lars Holmqvist	/s/Egil Mølsted Madsen
Lars Holmqvist	Egil Mølsted Madsen
President & CEO	Executive Vice President & CFO

BOARD OF DIRECTORS

/s/Hubertus Rolf Kühner	/s/Anne Cathrine Baltzer
Hubertus Rolf Kühner	Anne Cathrine Baltzer
Chairman

/s/Stephen Dale Williams
Stephen Dale Williams

Report of Independent Auditors
To the Board of Directors and Shareholders of Dako A/S

We have audited the accompanying consolidated balance sheet of Dako A/S and subsidiaries (the "Group") as of December 31, 2011 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our qualified opinion.

The Group did not present comparative consolidated financial information for the year ended December 31, 2010. Presentation of comparative financial information is required by International Financial Reporting Standards. These consolidated financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X.

In our opinion, except for the omission of comparative consolidated financial information as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2011 and the consolidated results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/KPMG Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
September 5, 2012

Consolidated statement of income

DKK thousand	Note	2011
Net sales		1,917,624
Cost of goods sold	3, 4	(650,125)
Gross profit		1,267,499

Sales and distribution expenses	3, 4	(646,884)
Research and development expenses	3, 4, 5	(181,507)
Administrative expenses	3, 4, 6	(155,417)
Operating profit before other income and expenses		283,691

Other income and expenses	6	(12,098)
Operating profit		271,593

Financial income	7	2,328
Financial expenses	8	(345,969)
Loss before tax		(72,048)

Tax expense for the year	9	(61,038)
Net loss for the year		(133,086)

Consolidated statement of comprehensive income

DKK thousand	Note	2011
Loss for the year		(133,086)

Other comprehensive income/(loss):
Exchange difference on translation of foreign operations		12,313
Net value loss on cash flow hedges		(16,522)
Income tax relating to components of other comprehensive income		474
Other comprehensive loss		(3,735)
Total comprehensive income for the year		(136,821)

Consolidated statement of changes in equity

DKK thousand	Share capital	Hedging reserve	Translation reserve	Retained earnings	Total
2011
Equity at January 1	101,605	(30,752)	24,504	2,567,353	2,662,710

Comprehensive income (loss):
Net loss for the year	—	—	—	(133,086)	(133,086)

Other comprehensive income (loss):
Exchange difference on translation of foreign operations	—	—	12,313	—	12,313
Value adjustment of derivatives*	—	(13,900)	—	—	(13,900)
Tax on value adjustments of derivatives	—	474	—	—	474
Amortization of derivatives	—	(2,622)	—	—	(2,622)
Total other comprehensive income/(loss)	—	(16,048)	12,313	—	(3,735)
Total comprehensive income for the year	—	(16,048)	12,313	(133,086)	(136,821)

Transactions with owners of the company:
Capital increases	96	—	—	2,965	3,061
Total contributions by the owners of the company	96	—	—	2,965	3,061
Equity at December 31	101,701	(46,800)	36,817	2,437,232	2,528,950

* The value adjustment of derivatives includes a loss of DKK 253 thousand related to assessment of effectiveness.

Hedging reserve
The hedging reserve contains the accumulated net change in the fair value of hedging transactions which meet the criteria for hedging future cash flows where the hedged transaction has yet to be realized.

Translation reserve
The translation reserve contains all the exchange differences arising on translation of the financial statements of units with a functional currency other than DKK, exchange differences relating to assets and liabilities which form part of the Group's net investment in such units, and exchange differences relating to hedging transactions to hedge the Group's net investment in such units.

Consolidated balance sheet

DKK thousand	Note	2011
Intangible assets	10	6,918,745
Property, plant and equipment	11	692,036
Other non-current financial assets	12	10,110
Deferred tax assets	17	59,291
Total non-current assets		7,680,182

Inventories	13	319,624
Trade and other receivables	14	542,976
Lease receivables	15	327
Income tax receivable		13,742
Prepayments and other receivables		24,690
Cash and cash equivalents		27,710
Total current assets		929,069

Total assets		8,609,251

Total equity		2,528,950

Provision for deferred tax	17	977,362
Long-term employee benefits	18	8,864
Credit institutions	19	4,492,586
Other liabilities		185
Finance lease liabilities	20	8,995
Total non-current liabilities		5,487,992

Provisions	21	46,667
Credit institutions	19	109,219
Deferred income		17,420
Prepayments from customers		1,432
Trade payables		97,900
Income tax payable		73,274
Other liabilities	22	245,168
Finance lease liabilities	20	1,229
Current liabilities		592,309

Total liabilities		6,080,301

Total equity and liabilities		8,609,251

Consolidated statement of cash flows

DKK thousand	Note	2011
Operating profit		271,593

Adjustment for non-cash items:
Depreciation and amortization	4	312,410
Provisions, net		(23,419)
Other non-cash items, net		3,260
Interest received		2,069
Interest paid		(203,576)
Increase in working capital	23	(71,862)
Income tax paid		(96,121)
Cash flows from operating activities		194,354

Investments in intangible assets	24	(139,633)
Investments in property, plant and equipment	24	(179,221)
Investments in other non-current assets	24	(627)
Sale of property, plant and equipment		12,900
Sale of other non-current assets		1,405
Cash flows to investing activities		(305,176)

Capital increase		3,061
New non-current debt		62,641
Repayment of non-current debt		(17,699)
Cash flows from financing activities		48,003

Decrease in cash and cash equivalents		(62,819)
Cash and cash equivalents at January 1		1,789
Exchange rate adjustment		(2,456)
Total cash and cash equivalents at December 31	25	(63,486)

Notes
Accounting policies

1 Accounting policies

General
The consolidated financial statements for the year ended December 31, 2011 include the financial statements of Dako A/S and its subsidiaries (the Group).

The consolidated financial statements of Dako A/S are presented in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements are prepared based on the Danish statutory annual report for 2011. Compared to the Danish annual report that has been filed with the Danish Business Authority the following changes have been made to the consolidated financial statements:

•	Management's Review that is included in the annual report has not been included as part of these financial statements.

•	The parent company financial statements that are included in the annual report have been omitted from the attached financial statements.

•	The notes have been updated so they only reflect information related to the consolidated financial statements.

•	The notes related to Segment Reporting and Fees to statutory auditors have not been included as part of these financial statements.

The consolidated financial statements are presented in Danish kroner (DKK).

Comparative figures are not disclosed in the consolidated financial information for the year ended December 31, 2010 as this is not required for meeting the requirements of Rule 3-05 of Regulation S-X.

Adoption of new and revised IFRSs
IASB has issued the following new standards and interpretations (IFRSs and International Financial Reporting Interpretation Committees (IFRICs) that are not yet effective:

•	IFRS 9 Financial Instruments

•	IFRS 10 Consolidated Financial Statements

•	IFRS 11 Joint Arrangements

•	IFRS 12 Disclosure of Interest in Other Entities

•	IFRS 13 Fair Value Measurement

•	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards

•	Amendments to IFRS 7 Financial Instruments: Disclosures

•	Amendments to International Accounting Standards (IAS) 1 Presentation of Financial Statements

•	Amendments to IAS 12 Income Taxes

•	Amendments to IAS 19 Employee Benefits

•	Amendments to IAS 27 Consolidated and Separate Financial Statements

•	Amendments to IAS 28 Investments in Associates

•	Improvements to IFRSs (2011)

Dako has assessed the impact on the consolidated financial statements from the adoption of these IFRSs that are not yet effective and concluded that it will be insignificant.

Effective from 1 January 2011, Dako A/S has implemented:

•	Revised IAS 24: Related Party Disclosures

•	Amendments to IFRIC 14 regarding prepayments of a minimum funding requirement

•	Amendment to IAS 32 regarding classification of rights issues

•	Amendment to IFRS 1 First-time Adoption of International Financial Reporting Standards: Limited exemption from the requirement in IFRS 7 on disclosure of comparative figures for first-time adopters

•	Improvements to IFRSs May 2010

•	IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments.

None of the new standards and interpretations have affected recognition and measurement in 2011 and, thus, not earnings and diluted earnings per share.
Dako does not anticipate any significant impact on the future periods from the adoption on these new IFRSs.

Consolidation
The consolidated financial statements comprise Dako A/S (the Parent Company) and the companies (subsidiaries) controlled by the Parent Company. Control is achieved where the Parent Company directly or indirectly holds more than 50% of the voting rights or otherwise exercises a controlling influence.

The consolidated financial statements are prepared on the basis of the financial statements of the Parent Company and the subsidiaries by combining items of a similar nature and by eliminating intercompany income and expenses, investments, balances and unrealized gains and losses on transactions between the consolidated companies. Account is taken of the deferred tax effect of such eliminations.

Companies which are not subsidiaries but in which Dako A/S holds 20% or more of the voting rights or otherwise exercises a significant influence are regarded as associated companies. The proportionate share of the profits or losses of associated companies is recognized in the income statement according to the equity method. Transactions with consolidated companies, including realized and unrealized gains and losses, are eliminated proportionately.

An overview of subsidiaries and associated companies is shown in note 30, Group overview.

Business combinations
Newly acquired or established companies are recognized in the consolidated financial statements from the time of acquisition. Companies sold or discontinued are recognized in the consolidated income statement until the time of sale or discontinuation.

Acquisitions of new companies over which the Parent Company then exercises a controlling influence are accounted for using the purchase method of accounting. The date of acquisition is the date on which control is transferred to the acquirer. The cost of the acquisition is measured as the fair value, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the acquirer, in exchange for control of the acquiree, plus any costs directly attributable to the combination. The identifiable assets, liabilities and contingent liabilities of acquired companies are measured at fair value at the time of acquisition. Identifiable intangible assets are recognized if they are separable or derive from a contractual right, and if their fair value can be measured reliably.

Acquired non-current assets (disposal groups) classified as held for sale are recognized at fair value less costs to sell. A restructuring provision is recognized only when it is an existing liability of the acquirer at the acquisition date. The deferred tax effects of the revaluations made are recognized.

Any excess of the cost of the company and the fair value of the identifiable assets, liabilities and contingent liabilities acquired (goodwill) is recognized under intangible assets as goodwill. Goodwill is not amortized but is tested annually for impairment. The first impairment test is carried out before the end of the acquisition year. At the time of acquisition, goodwill is allocated to the cash-generating units which subsequently form the basis for impairment testing. Goodwill and fair value adjustments relating to the acquisition of a foreign unit with a functional currency other than the Group's presentation currency are treated as assets and liabilities of the foreign unit and are translated into the foreign unit's functional currency at the exchange rate on the transaction date. Any excess of fair value over cost (negative goodwill) is recognized in the income statement at the time of acquisition.

If there is uncertainty at the time of acquisition about the measurement of the identifiable assets, liabilities and contingent liabilities acquired, initial recognition is based on provisionally determined fair values. Should it subsequently emerge that the identifiable assets, liabilities and contingent liabilities had different fair values at the time of acquisition than initially assumed, goodwill is adjusted up to 12 months from the time of acquisition. The effect of the adjustments is recognized in opening equity, and comparative figures are restated. Unless material errors have been made, goodwill is then adjusted only as a result of changes in estimates of conditional purchase prices. However, subsequent realization of deferred tax assets in the acquired company which were not recognized at the time of acquisition will result in the recognition of these tax assets in the income statement and a simultaneous write-down in the carrying amount of goodwill to the amount that would have been recognized had the deferred tax assets been recognized as an identifiable asset at the time of acquisition.

Gains and losses on the disposal of subsidiaries and associated companies are determined as the difference between the sale or discontinuation proceeds and the carrying amount of the net assets including goodwill at the time of sale plus the cost of sale or discontinuation.

Translation of foreign currency
A functional currency is determined for each of the reporting companies in the Group. The functional currency is the currency of the primary economic environment in which the reporting company operates.

Transactions in currencies other than the functional currency are transactions in foreign currency and are translated to the functional currency on initial recognition at the exchange rate at the transaction date. Exchange differences arising between the exchange rates on the transaction date and the settlement date are recognized in the income statement as financial income/expenses.

Receivables, payables and other monetary items in foreign currency are translated at the exchange rate at the balance sheet date. Exchange differences arising between the exchange rates at the balance sheet date and the time when the receivable or payable originated are recognized in the income statement as financial income/expenses.

When including foreign companies with a functional currency other than Dako A/S's presentation currency in the consolidated financial statements, their income statements are translated at the exchange rate at the transaction date and balance sheet items are translated at the exchange rate at the balance sheet date. An average rate for each month is used as the exchange rate at the transaction date unless this gives a materially different effect. Exchange differences arising on the translation of foreign companies' equity at the beginning of the year to the exchange rate at the balance sheet date and on the translation of their income statements from the exchange rate at the transaction date to the exchange rate at the balance sheet date, are recognized directly in equity.

Exchange differences on loans to/from foreign companies which are regarded as part of the overall net investment in the company in question are recognized directly in equity in the consolidated financial statements if the balance is denominated in the functional currency of either the Parent Company or the foreign company.

Derivative financial instruments
Derivative financial instruments are recognized initially at cost. Subsequent to initial recognition, derivative financial instruments are recognized in the balance sheet at fair value calculated according to generally accepted valuation methods. Realized and unrealized value adjustments are recognized in the income statement as financial income/expenses, apart from derivative financial instruments qualifying for hedge accounting. The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

Changes in the fair value of derivative financial instruments designated as a cash flow hedge are recognized directly in equity to the extent that the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognized in the income statement.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, then the hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognized in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognized in equity is transferred to the carrying amount of the asset when it is recognized. In other cases, the amount recognized in equity is transferred to the income statement in the same period as the hedged item affects profit or loss.

Consolidated Income statement

Net sales
Net sales from sales of goods for resale and manufactured goods are recognized in the income statement on the date of the transfer of risk and ownership. Net sales comprise invoiced sales for the year less returned goods, sales taxes mainly comprising value-added tax and price reductions directly related to sales. Net sales also include license and royalty income.

Sale of standardized instruments is included in net sales on the transfer of risk and ownership.

Sale of customized instruments is included in net sales on receipt of the customer's acceptance of risk and ownership.

Revenue from rental agreements is recorded over the term of the rental agreement.

Government grants
Government grants include subsidies and financing of development projects as well as investment subsidies, etc.

Subsidies for research and development expenses included in the income statement are recognized under research and development expenses so as to offset the expenses they are compensating.

Subsidies for the purchase of assets and development assets included in the balance sheet are offset against the cost of the assets for which the subsidies are given.

Cost of goods sold
Cost of goods sold includes the cost of raw materials, consumables and goods for resale, direct labor and indirect costs of production, including the cost of operating and depreciating manufacturing facilities, and amortization of know-how. Cost of goods sold also includes any write-down to net realizable value of obsolete and slow-moving items, and royalty expenses relating to sales of goods under a third-party license.

Sales and distribution expenses
Sales and distribution expenses comprise expenses attributable to the distribution, sales and marketing of the Group's products, including salaries, depreciation, other indirect expenses and amortization of customer contracts and relationships.

Research and development expenses
Research and development expenses comprise expenses attributable to the Group's research and development functions, including wages and salaries and maintenance of patents as well as amortization and other indirect expenses.

Research expenses are expensed as incurred.

Development projects which are clearly defined and identifiable, where technical feasibility, adequate resources and a potential future market or internal use can be demonstrated, and where there is an intention to produce, market or sell the project, are recognized as intangible assets provided that there is a connection between expenses incurred and future benefits. Otherwise development expenses are expensed as incurred. If there is any uncertainty about the development of new products, the criteria for capitalization are not deemed to have been met.

Administrative expenses
Administrative expenses comprise the cost of the Group's administrative functions, including the salaries of Management and other administrative staff, office expenses, depreciation and other indirect costs, as well as bad debt provisions and realized losses on receivables.

Other income and expenses
Other income and expenses comprise items of a secondary nature in relation to the Group's activities.

Financial income and expenses
Financial income and expenses include interest income and expenses which are recognized in the income statement at the amounts relating to the financial year.

Financial income and expenses also include the interest element of payments under finance leases, value adjustments of financial assets and liabilities measured at fair value, gains and losses on items denominated in foreign currency, and forward exchange contracts and other derivative financial instruments not used for hedging purposes.

Taxation
Dako A/S is covered by the Danish rules on compulsory joint taxation of Danish subsidiaries in the Group. Danish subsidiaries are included in joint taxation from the date they are consolidated in the consolidated financial statements until they are deconsolidated.

Current Danish income tax is distributed by calculating the joint taxation contribution between the jointly taxed companies in proportion to their taxable income. This means that Dako A/S with a tax loss receives a joint taxation contribution from the Danish subsidiary Dako Denmark A/S, which has been able to use this loss to reduce its own taxable profit.

Tax for the year, which comprises current income tax for the year, the joint taxation contribution for the year and change in deferred tax, including as a result of changes in the tax rate, is recognized in the income statement where it can be attributed to net profit for the year, and directly in equity where it can be attributed to items in equity.

Pursuant to the joint taxation rules, as the administration company Dako A/S assumes liability for the payment of tax by Dako Denmark A/S to the tax authorities in line with Dako Denmark A/S's payment of joint taxation contributions.

Current tax liabilities and tax receivable are recognized in the balance sheet as tax calculated on the taxable income for the year, adjusted for tax on the taxable income for previous years and for tax paid on account.

Joint taxation contributions due and receivable are recognized in the balance sheet under amounts owed by or due to subsidiaries.

Deferred tax is measured using the balance sheet liability method for all temporary differences between accounting and tax values of assets and liabilities. However, no deferred tax is recognized for temporary differences relating to consolidated goodwill, which is non-tax-deduc-tible, and other items where temporary differences - with the exception of company acquisitions - have arisen at the date of purchase without this having any effect on profit or taxable income. In cases where specification of tax value may be made in accordance with different tax rules, deferred tax is measured on the basis of Management's planned use of the asset or disposal of the liability.

Deferred tax assets, including the tax value of tax loss carry-forwards, are recognized at the value at which they are expected to be used, either through set-off against tax on future earnings or through set-off against deferred tax liabilities within the same legal tax entity and jurisdiction.

Adjustment is made for deferred tax relating to elimination of unrealized intercompany gains and losses.

Deferred tax is measured on the basis of the tax rules and tax rates in the respective countries which, under the legislation in force at the balance sheet date, will be applicable when the deferred tax is expected to be realized as current tax.

Tax arising on the possible sale of subsidiaries is not recognized in the balance sheet unless the shares are expected to be divested within a short period of time.

Consolidated Balance Sheet

Intangible assets
Intangible assets are measured at cost less accumulated amortization and impairment losses. Borrowing costs in respect of construction of major assets are capitalized.

The cost of internally generated intangible assets includes the direct costs of materials and labor. Internally generated intangible assets are capitalized if the criteria for capitalization are deemed to have been met.

When measuring software developed for internal use, external costs related to consultants and software are included as well as internal costs directly related to the development phase. Internal development of software and related costs in connection with major IT projects for internal use are capitalized under completed development projects.

Other development expenses which cannot be shown to have probable future economic benefits for the Group are expensed as incurred.

Intangible assets excluding goodwill and brands are systematically amortized based on an individual assessment of the useful life of the asset.

The normal assumptions for useful life are:		Period
Know-how		10 years
Brands		Indefinite
Customer contracts and related relationships		25 years
Completed development projects	Max.	10 years
Acquired patents, licenses and similar rights	Max.	7 years
Computer licenses/systems and implementation expenses	Max.	7 years

The accounting treatment of goodwill is presented in the section on business combinations.

Know-how
Know-how is recognized at fair value at the date of acquisition and subsequently carried at cost less accumulated amortization and any accumulated impairment losses, while acquired know-how with a finite useful life is measured at historical cost less accumulated amortization and any accumulated impairment losses. Amortization is provided on a straight-line basis over the expected useful life of the know-how.

The valuation of acquired know-how is based on a discounted cash flow model using the after-tax royalty payments (the royalty relief method). Cash flows are discounted on an after-tax basis using the Weighted Average Cost of Capital (WACC) plus a risk premium for the assumed risk inherent in the know-how.

The net present value of the cash flows is increased by an estimated portion of the discounted tax amortization benefit applicable to a potential buyer, based on the tax amortization opportunity available for know-how when bought as a trade and asset purchase. The tax amortization benefit is discounted. This increased value of know-how equals the fair value at the date of acquisition. A deferred tax liability is calculated at the tax rate on the difference between the carrying amount and tax value. The initial recognition of this deferred tax liability increases the amount of goodwill.

The value of know-how is tested for impairment as part of the impairment test.

Brands
Brands are recognized at fair value at the date of acquisition. Subsequently, acquired brands with indefinite useful lives are measured at historical cost less any accumulated impairment losses, while acquired brands with finite useful lives are measured at historical cost less accumulated amortization and any accumulated impairment losses. Amortization is provided on a straight-line basis over the expected useful life of the brand.

The valuation of acquired brands is based on a discounted cash flow model using the after-tax royalty payments (the royalty relief method). Cash flows are discounted on an after-tax basis using the Weighted Average Cost of Capital (WACC) plus a risk premium for the assumed risk inherent in the brand.

The net present value of the cash flows is increased by an estimated portion of the discounted tax amortization benefit applicable to a potential buyer, based on the tax amortization opportunity available for brand names when bought as a trade and asset purchase. The tax amortization benefit is discounted. This increased value of the brand equals the fair value at the date of acquisition. A deferred tax liability is calculated at the tax rate on the difference between the carrying amount and tax value. The initial recognition of this deferred tax liability increases the amount of goodwill.

The value of brands is tested for impairment as part of the impairment test.

Customer contract portfolios and related customer relationships
Customer contract portfolios and related customer relationships are recognized at fair value at the date of acquisition and subsequently carried at cost less accumulated amortization and any accumulated impairment losses. The value is amortized based on the churn rate of the acquired portfolio using the straight-line method.

The valuation of customer contract portfolios and related customer relationships is based on a discounted cash flow model using an estimated split of the acquired revenue in segments and the related churn rates and profitability of the revenue at the time of the acquisition.

A contributory asset charge as a cost or return requirement for assets supporting the intangible asset has been included in the model. Cash flows are discounted on an after-tax basis using the Weighted Average Cost of Capital (WACC) plus a risk premium for the assumed risk inherent in customer contract portfolios and related customer relationships.

The net present value of the cash flows is increased by an estimated portion of the discounted tax amortization benefit applicable to a potential buyer, based on the tax amortization opportunity available for customer contract portfolios and customer relationships when bought as a trade and asset purchase. The tax amortization benefit is discounted. This increased value of customer contract portfolios and related customer relationships equals the fair value at the date of acquisition.

For know-how, brands and customer contract portfolios and related customer relationships, a deferred tax liability is calculated at the tax rate on the difference between the carrying amount and the tax value. The initial recognition of this deferred tax liability increases the amount of goodwill.

The value of customer contract portfolios and related customer relationships is tested for impairment as part of the impairment test.

Property, plant and equipment
Land and buildings, plant and machinery, other fixtures and fittings, tools and equipment, and apparatus and instruments leased to customers are measured at purchase price or cost less accumulated depreciation and impairment losses. Borrowing costs in respect of construction of major assets are capitalized.

Cost comprises the purchase price and expenses related to the purchase up to the time when the asset is ready for use. For assets gene-rated internally, cost includes direct costs of materials, components, subcontractors and labor. The cost of a composite asset is divided between its constituent components, which are depreciated individually if the useful lives of the individual components vary.

Property, plant and equipment are depreciated on a straight-line basis over the expected useful lives of the assets taking account of their anticipated residual value. The useful life of major assets is determined individually, while the useful lives of other assets are determined for groups of similar assets.

The following expected useful lives are used:		Period
Buildings	Max.	40 years
Plant and machinery	Max.	10 years
Other fixtures and fittings, tools and equipment	Max.	7 years
Leasehold improvements		7-15 years

The costs of maintaining property, plant and equipment are expensed as incurred, either directly in the statement of comprehensive income or as part of indirect costs of production.

Expenses incurred that significantly increase the value in use of the asset concerned are added to the asset's cost as an improvement and are depreciated over the expected useful life of the improvement.

Gains or losses on the disposal or scrapping of property, plant and equipment are calculated as the difference between the carrying amount and the selling price reduced by dismantling and disposal costs. Gains and losses are included in the statement of comprehensive income under the same items as the associated depreciation.

The Group's rabbits and goats are not recognized as assets as it is not possible to measure cost reliably.

Impairment
The carrying amount of intangible assets and property, plant and equipment is assessed on a regular basis. For goodwill and intangible assets with an indefinite useful life or which are not yet available for use, an impairment test is performed once a year. For other assets, specific impairment tests are performed if there are factors indicating that the carrying amount of the asset exceeds the value of expected future cash flows from it. If this test concludes that the value of expected cash flows from the asset will be lower than the carrying amount, the asset is written down to the higher of fair value less selling expenses and value in use. Impairment losses are recognized in the income statement as other income/expenses.

Financial assets
Receivables with a fixed maturity that the Group intends to hold until maturity are measured at amortized cost.

Other financial assets are stated at fair value with any resultant gain or loss recognized in the income statement.

Financial assets are recognized/derecognized on the day they are transferred to/from the Group.

Inventories
Raw materials, consumables and goods for resale are measured at cost plus the cost incurred in bringing the inventories to their present location and condition according to an approximated FIFO principle.

Work in process and manufactured goods are measured at standard cost, which approximates cost calculated according to the FIFO principle. Cost includes the cost of materials and direct labor as well as a share of indirect costs of production, including the cost of operating and depreciating manufacturing facilities. Interest incurred during production is not included in cost.

Inventories are written down to net realizable value if this is lower than the purchase price or cost. The net realizable value is calculated as the expected ordinary selling price less the costs of completion and expenses incurred to make the sale. The net realizable value is usually calculated per product or, alternatively, for similar goods with a similar sales process.

Receivables
Receivables arising in the Group's normal course of business are measured at nominal value less impairment losses to reflect the risk of losses calculated on the basis of an individual evaluation.

Dividends
Any proposed dividend would be presented separately in equity until approved by the Annual General Meeting. The dividend would then be shown as a liability.

Pension liabilities
The Group has entered into defined contribution pension plans and similar agreements with most of the Group's employees. The agreements vary according to statutory, contractual and other local rules.

Payments to these defined contribution plans are recognized in the period to which they relate. Any contributions payable are recognized in the balance sheet under current liabilities.

With respect to other long-term employee benefits, provisions in the balance sheet are calculated as the present value of the expected payments.

The Group has no defined benefit plans.

Other provisions
Liabilities relating to the financial year or previous financial years which are uncertain with respect to size or due date are recognized in the balance sheet under other provisions.

Provisions are recognized where a legal or constructive obligation has been incurred as a result of past events and it is probable it will lead to an outflow of financial resources. It is measured at the "best estimate" of the expenditure to be incurred by Management.

Liabilities other than provisions
Debt to credit institutions, etc. is initially recognized at the value of the amount received less transaction costs paid. Subsequent to initial recognition, financial liabilities are measured at amortized cost, equivalent to the capitalized value when a constant effective rate of interest is used, so that the difference between the amount received and the nominal value is recognized in the income statement over the loan period.

Other liabilities are measured at net realizable value.

Leasing

Dako as lessee
Leases that transfer substantially all risks and rewards incident to ownership of an asset to Dako are classified as finance leases. Other leases are classified as operating leases.

Assets held under finance leases are recognized in the balance sheet at the lower of the asset's fair value at the time of entering into the lease and the present value of the minimum lease payments. The discount rate used in calculating the present value is the internal rate of return laid down in the lease or the Group's alternative loan rate. Assets held under finance leases are depreciated on a straight-line basis over the estimated useful life in the same way as similar assets owned by the Group.

The corresponding lease liability is recognized as a liability in the balance sheet and the interest thereon is recognized in the income statement under financial expenses.

Lease payments under operating leases are expensed as incurred. The total lease payments are disclosed under contingent liabilities.

Dako as lessor
For leases an assessment is made as to whether the lease is a finance lease or an operating lease.

The Group has mainly entered into operating leases for instruments with a short duration relative to the life of the asset. Assets leased under operational lease are recognized, measured and presented in the balance sheet as non-current assets. Lease payments relating to operating leases are recognized as income as they fall due for payment.

Assets leased by the Group to customers under leases classified as finance leases are recognized in the balance sheet under receivables at an amount equal to the Group's net investment. Lease payments are accounted for as repayments on the receivable and interest thereon. Expenses incurred in connection with entering into the leases are recognized in the income statement.

Consolidated statement of cash flows

The consolidated statement of cash flows is presented according to the indirect method and shows the composition of the Group's cash flows, divided into operating, investing and financing activities, and the Group's cash and cash equivalents at the beginning and the end of the year.

Cash flows from operating activities are calculated as the Group's operating profit or loss, adjusted for non-cash operating items, change in working capital, financial income/expenses and income taxes.

Cash flows from investing activities include payments in connection with purchases and sales of non-current assets, including investments in companies. For purchases and sales of subsidiaries, the cash selling or purchase price is adjusted for cash in the purchased/sold company under cash flows from investing activities.

Cash flows from financing activities include payments to and from shareholders, the raising of and principal repayments on mortgage debt, and other non-current liabilities.

Cash and cash equivalents as presented in the statement of cash flows include cash less bank overdrafts.

Cash flows denominated in foreign currencies, including cash flows in foreign subsidiaries, are translated at the average exchange rates during the year as an approximation of the rates at the date of payment. Cash and cash equivalents at year-end are translated at the exchange rates at the balance sheet date.

Notes
Consolidated Income Statement

2 Accounting estimates and judgments

As part of the preparation of the consolidated financial statements, certain estimates and assumptions are made. These are based on historical experience and other factors that Management considers reasonable under the circumstances, but which are inherently uncertain and unpredictable. Such assumptions may be incomplete or inaccurate, and unexpected events or circumstances may occur. In addition, the Group is subject to risks and uncertainties that may cause actual outcomes to deviate from such estimates.

Impairment of assets
Intangible assets are tested annually for impairment irrespective of whether there is any indication of impairment. The impairment test of goodwill and the particularly sensitive associated factors and sensitivity analyses are described in note 10 to the consolidated financial statements.

Inventories
Inventories are measured at cost in accordance with the first-in, first-out method. In Dako, inventories are measured at cost using the standard cost method, which includes normal levels of raw materials, consumables and labor as well as production overheads such as wages and other production expenses. The standard cost method is reviewed on a regular basis to ensure relevant measures of batch volumes, utilization, production lead time, etc. Where the net realizable value is lower than cost, a write-down is recognized for the amount by which the carrying amount exceeds its net realizable value. Write-downs are based on an individual assessment of products.

Development costs
Development costs are capitalized if the criteria for such capitalization are deemed to have been met and it is found to be probable that future earnings will cover the development costs. Management has assessed that development costs relating to certain instrument projects continue to meet the conditions for capitalization.

Development of computer software for internal use and other development costs related to significant IT projects for internal use are recognized under intangible assets as Other intangibles.

Trade receivables
Trade receivables are measured at nominal value less impairment losses. The economic situation in Europe has increased Management's focus on the development of the outstanding receivables especially from this region. Factors such as payment terms and market conditions, historical losses and customer type are analyzed by Management when evaluating the adequacy of the allowance for impairment in respect of trade receivables. A geographical split of trade receivables are presented in note 14.

Provisions
It is Dako's normal policy that products are supplied with warranties. Dako has recorded provisions for expected warranty costs based on an analysis of the estimated costs related to product repairs, which are determined based on historical experience of warranty costs and other relevant factors.

Deferred tax
Judgment is required by Management in determining Dako's provision for tax, deferred tax assets and deferred tax liabilities. On the basis of the coming years' activities and budgets, Management believes that tax assets can be used against future profits. Please refer to note 17 for further information.

3 Staff Expenses

DKK thousand	2011
Wages and salaries	603,399
Defined contribution pension plans and other long-term employee benefits (note 18)	41,234
Other social security costs, etc.	66,167
Total staff expenses	710,800

Included under the following headings:
Cost of goods sold	148,896
Sales and distribution expenses	286,120
Research and development expenses	76,970
Administrative expenses	112,822
Other income and expenses	6,926
Capitalized development projects	79,066
Total	710,800

Average number of employees	1,067

Remuneration to Executive Management	9,645
Remuneration to Board of Directors	1,507
Total remuneration to Executive Management and Board of Directors	11,152
Remuneration to Executive Management includes pension contributions of	1,273

Executive Management has bonus schemes that are dependent on specific conditions. Executive Management has also entered into termination agreements with a 12-month period of notice.

4 Depreciation and Amortization

DKK thousand	2011
Amortization, intangible assets	161,087
Depreciation, property, plant and equipment	151,323
Total depreciation and amortization	312,410

Included in the consolidated income statement under the following headings:
Cost of goods sold	149,494
Sales and distribution expenses	108,505
Research and development expenses	11,991
Administrative expenses	42,420
Total depreciation and amortization	312,410

The depreciation and amortization include losses of DKK 688 thousand in connection with the disposal of property, plant and equipment.

DKK thousand	2011
Amortization on intangible assets are included under the following headings:
Cost of goods sold	40,555
Sales and distribution expenses	95,359
Research and development expenses	8,942
Administrative expenses	16,231
Total amortization	161,087

5 Government Grants

DKK thousand	2011
Government grants received for students employed in Research and Development projects	(550)
Total government grants	(550)

6 Other Income and expenses

DKK thousand	2011
Restructuring costs	11,706
Other non-recurring items	392
Total other income and expenses	12,098

Restructuring costs are mainly related to strategic and organizational changes, severance payments for discontinued positions and other strategic initiatives.

7 Financial income

DKK thousand	2011
Interest income	2,069
Other financial income	6
Ineffective portion of cash flow interest rate hedges	253
Total financial income	2,328

8 Financial expenses

DKK thousand	2011
Interest expenses, credit institutions, etc.	268,923
Exchange loss (net)	62,271
Amortization of loan expenses and discontinued swaps	9,269
Unwinding impact from discounted contingent consideration related to the acquisition of InstrumeC AS	3,178
Other financial expenses	2,328
Total financial expenses	345,969

9 Tax for the year

DKK thousand	2011
Current tax on profit for the year	64,817
Change in deferred tax	(8,712)
Prior-year adjustments	5,469
Other taxes	(536)
Total tax in the income statement for the year	61,038

Tax charges to equity for the year	(474)
Total tax for the year	60,564

DKK thousand	2011	Percent
Loss before tax	(72,048)
Calculated tax on pre-tax loss, 25%	(18,012)	25%

Tax effect of:
Deviation in foreign subsidiaries' tax rates compared to Danish tax rate (net)	2,158	(3.0)%
Non-tax income less non-tax-deductible expenses (net)*	72,207	(100.2)%
Change in deferred tax rates	(252)	0.4%
Prior-year adjustments	5,469	(7.6)%
Other taxes	(536)	0.7%
Currency exchange effects	4	0.0%
Total tax in the income statement for the year	61,038	(84.7)%

* For 2011, DKK 74 million of this is the tax effect of the Danish rules on limitation of interest deductibility.

Notes
Consolidated Balance Sheet

10 Intangible Assets

DKK thousand	Goodwill	Brands*	Know-how	Customer contracts	Other intangibles**	Development costs	Total
2011
Cost at January 1	3,337,578	1,121,000	390,000	2,334,000	399,048	155,441	7,737,067
Correction to prior-year opening balance	27	—	—	—	(1,265)	1,238	—
Additions during the year	—	—	—	—	25,002	114,631	139,633
Disposals during the year	—	—	—	—	(27,460)	—	(27,460)
Exchange rate adjustment	612	—	—	—	(206)	24	430
Cost at December 31	3,338,217	1,121,000	390,000	2,334,000	395,119	271,334	7,849,670

Amortization at January 1	—	—	139,700	334,580	320,361	2,279	796,920
Reclassification	—	—	—	—	(870)	870	—
Amortization for the year	—	—	39,000	93,360	21,814	6,813	160,987
Amortizations, disposals	—	—	—	—	(27,360)	—	(27,360)
Exchange rate adjustment	—	—	—	—	365	13	378
Amortization at December 31	—	—	178,700	427,940	314,310	9,975	930,925
Carrying amount at December 31	3,338,217	1,121,000	211,300	1,906,060	80,809	261,359	6,918,745

* The Dako brand is considered to have an indefinite useful life since there is no foreseeable limit to the period over which the brand is expected to generate net cash inflows. Factors playing a significant role in determining that the Dako brand has an indefinite useful life are: i) the Dako brand has existed for decades; ii) the Group's strategy is based on the Dako brand; iii) all acquired brands are converted to or co-branded with the Dako brand; and iv) the Dako brand is used in the business-to-business and public segments with low maintenance cost attached.

** Other intangibles include Acquired software, IT development, Patents & acquired rights, and Intangible assets under construction.

Impairment test
Dako prepares a calculation of fair value less cost to sell (the "impairment test") in respect of goodwill and brands (together, the "intangibles") annually or if an indication of impairment exists. The impairment test is prepared at Group level as this represents the lowest level of cash-generating units (CGU) to which the carrying amount of intangibles can be allocated and monitored with any reasonable certainty. This level of allocation and monitoring of intangibles is in accordance with the monitoring for internal management purposes. No impairment losses have been recognized in the year ended December 31, 2011.

The carrying amount of goodwill, brands, know-how and customer contracts and relationships relates to the acquisition of Dako Denmark A/S and underlying subsidiaries effective May 31, 2007 and the acquisition of the Norwegian company InstrumeC AS on August 29, 2008. Know-how, customer contracts and relationships, other intangibles and development costs are amortized and tested for impairment if an indication of impairment exists.

The recoverable amount of the intangibles is measured as the higher of fair value less cost to sell and value in use. Dako's impairment test is prepared as a calculation of fair value less cost to sell using a discounted cash flow model. Future cash flows are based on the budget for 2012, five-year strategy plans including updated market projections for future periods, Earnings Before, Interest, Taxes, Depreciation and Amortization (EBITDA), working capital, investments in non-current assets, among other things.

The key assumptions in the impairment test are assumed growth in net sales and the EBITDA margin. In the impairment test at December 31, 2011, the compound annual growth in net sales is 8.6% from 2012 to 2016 and, in subsequent years, including the terminal period, compound annual growth is assumed at 4.7% p.a. The future EBITDA margin is expected to increase to 39-40% in 2016 and onwards driven by revenue growth. The key assumptions applied in the impairment test are used for accounting purposes and should not be considered a forward-looking statement within the meaning of the US Private Securities Litigation Act of 1995 and similar laws in other countries regarding expectations of future developments.

The rate of discount was determined at 10.1% after tax. Uncertainties reflecting historical performance and possible variations in the amount or timing of future cash flows are reflected in the discount rate.

Sensitivity
A sensitivity analysis on the key assumptions of the impairment test shows that compound annual growth in net sales in the years following 2016, including the terminal period, needs to be above 2.5% p.a. with an unchanged EBITDA margin in the level 39-40% before the recoverable amount equals the carrying amount of goodwill.

11 Property, Plant and Equipment

DKK thousand	Land and buildings	Plant and machinery	Other fixtures and fittings, tools and equipment	Leasehold improvements	Assets under construction	Total
2011
Cost at January 1	586,335	142,704	545,274	6,783	6,462	1,287,558
Reclassification	—	(3,977)	3,977	—	—	—
Additions during the year	303	8,441	185,834	—	27,650	222,228
Assets put into use	2,955	14,675	360	—	(17,990)	—
Disposals during the year	(35,807)	(6,977)	(97,371)	—	—	(140,155)
Exchange rate adjustment	1,845	1,669	10,895	193	215	14,817
Cost at December 31	555,631	156,535	648,969	6,976	16,337	1,384,448

Depreciation at January 1	197,988	104,270	309,862	3,549	—	615,669
Reclassification	—	(810)	810	—	—	—
Depreciation for the year	17,680	11,893	121,393	356	—	151,322
Disposals during the year	(23,010)	(6,772)	(55,343)	—	—	(85,125)
Exchange rate adjustment	1,133	1,131	8,159	123	—	10,546
Depreciation at December 31	193,791	109,712	384,881	4,028	—	692,412
Carrying amount at December 31	361,840	46,823	264,088	2,948	16,337	692,036

Other fixtures and fittings, tools and equipment include instruments worth DKK 210,098 thousand which are sited at customers' premises under a reagent agreement, as well as finance-leased assets with a net carrying amount of DKK 8,003 thousand.

Leases as lessor
The Group offers instrument leasing under operational leases. Further the Group has entered into reagent agreements with customers, which, according to IFRS, includes an element of operating lease relating to instruments. These agreements have terms up to four years and the customer does not have an option to purchase the instrument at the expiry of the contract period.

Assets placed at the customer site are recognized as non-current assets (Other fixtures and fitting, tools and equipment).

The table below breaks down minimum future lease payments under non-cancelable leases:

DKK thousand	2011
Less than one year	42,630
Between one and five years	61,203
More than five years	—
Total non-cancelable leases	103,833

12 Other non-current financial assets

DKK thousand	2011
Carrying amount at January 1	11,217
Additions during the year	627
Disposals during the year	(1,852)
Exchange rate adjustment	118
Carrying amount at December 31	10,110

Other non-current financial assets include loans to third parties of DKK 7,423 thousand, as security for which Dako holds property mortgage deeds. The loan is repayable over 20 years and was established in 2004. The interest is on market terms.

13 Inventories

DKK thousand	2011
Raw materials and consumables	104,494
Manufactured goods	214,220
Goods for resale	910
Total inventories	319,624

The amount of inventories recognized as an expense during the year	511,078
The amount of write-down on inventories during the year	6,975
The amount of reversal of write-down on inventories during the year*	9,731
Inventories measured at net realizable value	807

* Reversal of previously written down inventories which have been, or are now, forecasted to be used within the next 12 months.

14 Trade Receivables

DKK thousand	2011
Trade receivables, due within one year	534,714
Other receivables	8,262
Total trade receivables	542,976

The Group has not received any collateral for receivables.

Carrying amount

DKK thousand	2011
Trade receivables (gross)	545,196
Movements in the allowance for doubtful accounts in respect of trade receivables during the year were as follows:
Balance at January 1	8,296
Provision for the year	4,472
Utilized during the year	(820)
Reversed during the year	(1,466)
Balance at December 31	10,482

DKK thousand	Receivables not due	Overdue 1-120 days	Overdue 121-210 days	Overdue 211 days +	Receivables, aging balance
2011
Total	285,869	123,532	37,226	88,087	534,714
EMEA	174,291	96,034	35,825	86,877	393,027
Americas	63,079	23,496	836	67	87,478
APAC	48,499	4,002	565	1,143	54,209

15 Lease Receivables

DKK thousand	2011
Gross investments in leased assets	446
Interest relating to future years	(119)
Net investments	327

Lease receivables, due within one year	70
Lease receivables, due after one year and within five years	257
Total lease receivables	327

Gross investments, due within one year	111
Gross investments, due after one year and within five years	335
Total gross investments	446

16 Share Capital

2011	Number of shares, in thousands	Nominal value, DKK thousand
Share capital at January 1	101,605	101,605
Capital increase during the year	96	96
Share capital at December 31	101,701	101,701

The share capital consists of 86,287,632 A shares, or 84.8%, which carry 10 votes per share, and 15,413,288 B shares, or 15.2%, which carry 1 vote per share. The A shares carry a preferential right to the amount paid plus an annual return of 14%. The remaining earnings will be distributed among the holders of B shares.

Right of first refusal on sale or disposal of the investment
The A shares have a right of first refusal to purchase B shares, or part thereof, in the event of a sale of B shares.

Shareholders
The majority shareholder is Delphi S.a.r.l., Luxembourg, which holds 96.7% of the shares. Delphi S.a.r.l. is indirectly owned by EQT V. The remaining 3.3% of the shares are primarily distributed among employees, Management and Board members of Dako A/S.

17 Deferred Tax

DKK thousand	2011
Balance at January 1	(915,128)
Adjustments to prior year's deferred tax	(11,358)
Exchange rate adjustment	(771)
Recognized in income statement	8,712
Recognized in equity	474
Balance at December 31	(918,071)

Recognition
The majority of the deferred tax liability relates to the fair value adjustment of intangible assets recognized in connection with the acquisition of Dako in 2007.

Deferred tax assets are recognized as assets when it is likely that they will reduce future tax payments within a reasonable period of time.

Deferred tax relates to:

DKK thousand	Temporary differences	Deferred tax asset	Deferred tax liability	Net
2011
Intangible assets	(3,511,221)	902	(935,620)	(934,718)
Property, plant and equipment	(34,378)	27,167	(44,707)	(17,540)
Inventories	6,156	20,373	(15,223)	5,150
Other current assets	(99,023)	3,648	(28,003)	(24,355)
Non-current liabilities	44,490	21,002	(11,580)	9,422
Current liabilities	56,282	16,867	(114)	16,753
Tax loss carry-forward, etc.	75,551	27,217	—	27,217
Tax asset/(tax liability)	(3,462,143)	117,176	(1,035,247)	(918,071)
Offset within the same legal entity		(57,885)	57,885	—
Net tax asset/(tax liability)		59,291	(977,362)	(918,071)

Deferred tax assets not recognized relate to:

DKK thousand	2011
Non-deductible exchange losses carried forward in Denmark	74,388
Total	74,388

18 long-term employee benefits

The Group has various pension plans covering certain groups of employees in various subsidiaries. The pension plans are defined contribution plans and, in certain subsidiaries, the Group has long-term liabilities which will be paid before or on the employees' retirement (other long-term employee benefits).

DKK thousand	2011
Balance at January 1	8,714
Exchange rate adjustments	179
Expenses for the year	1,655
Provision utilized in the year	(1,684)
Balance at December 31	8,864

Defined contribution plans
In the case of defined contribution plans, Dako undertakes to pay a defined contribution. These pension plans are funded by premium payments to independent pension companies. Dako has no pension liabilities toward the employees covered by the plan on their retirement.

Pension contributions relating to defined contribution plans are recognized as an expense in the income statement in the qualifying year.

The most important defined contribution plans cover employees in Denmark, the US and France. The expenses for the year relating to defined contribution plans were DKK 42,889 thousand.

The Group has no defined benefit plans.

Other long-term employee benefits
At December 31, 2011, a provision of DKK 8,864 thousand has been recognized to cover other long-term employee benefits in Japan, Italy, Spain, Germany and France. Payment of other long-term employee benefits is conditional upon specified criteria being met.

The expenses for the year relating to other long-term employee benefits were DKK 1,655 thousand.

19 Credit institutions

The majority of the Group's debt is regulated by a Senior Facilities Agreement and a Mezzanine Facility Agreement entered into in connection with the acquisition of Dako in May 2007. In addition, Dako has mortgage debt on the buildings in Denmark and the US and minor local facilities in Japan and Italy.

DKK thousand	Interest	Maturity	Fixed/variable	Carrying amount	Description
2011
DKK	DKK O/N + margin	2014	Variable	47,891	Revolving credit facility
USD	Libor 1 month + margin	2014	Variable	69,210	Revolving credit facility
DKK	Cibor 1 month + margin	2014	Variable	58,600	Revolving credit facility
USD	Libor 1 month + margin	2014	Variable	38,302	Capex/R&D facility
EUR	Libor 1 month + margin	2014	Variable	44,877	Capex/R&D facility
EUR	Libor 1 month + margin	2015/2016	Variable	1,571,292	Senior Facility
USD	Libor 3 months + margin	2015/2016	Variable	1,295,376	Senior Facility
USD	Libor 3 months + margin	2017	Variable	1,163,590	Mezzanine Facility
DKK	Cibor 3 months + margin	2027	Variable	251,207	Mortgage debt
USD	7.9%	2013	Fixed	2,575	Mortgage debt
USD	Libor + margin	Uncommitted credit line	Variable	6,207	Debt affiliates
JPY	0.7%	Uncommitted credit line	Variable	37,097	Debt affiliates
Total				4,586,224

DKK thousand	2011
Credit facilities are recognized in the balance sheet as follows:
Non-current liabilities	4,492,586
Credit institutions	91,196
Mortgage debt	2,442
Current liabilities	93,638
Total carrying amount of credit facilities	4,586,224
Accrued interest (included in credit institutions under current liabilities)	15,581
Total credit facilities	4,601,805

Nominal value (carrying amount adjusted for capitalized loan expenses)	4,636,337
Fair value	4,636,337

At year-end, the Group had undrawn committed credit facilities under the Senior Facilities Agreement amounting to DKK 66 million. The undrawn committed credit facilities consist of a Revolving Facility Commitment of DKK 66 million and a Capex/R&D Facility Commitment of DKK 0 million. The facilities mature in 2014.

There is no amortization of the DKK-denominated mortgage debt until 2017. There is no amortization of the Senior Facilities Agreement and the Mezzanine Facility Agreement until maturity. The carrying amount of the USD Mezzanine Facility includes capitalized interest of DKK 345 million or 7.5% p.a.

The Senior Facilities and Mezzanine Facility are subject to customary undertakings, covenants and other restrictions. Financial covenants include debt and interest cover ratios as well as cash flows and capital expenditure cover ratios. Dako has always met all covenants.

Collateral in a property in the US has been provided as security for the USD debt in affiliates. No collateral has been provided for the JPY denominated debt in affiliates. For contingent assets and liabilities related to the credit facilities, reference is made to note 28, Contingent assets and liabilities.

At December 31, 2011, loan expenses less amortization amounting to DKK 50 million have been recognized in non-current liabilities.

The Company has entered into interest rate swaps to hedge the interest rate risk on floating-rate interest-bearing debt. See note 28.

20 Finance lease liabilities

Obligations regarding finance leases can be specified as follows:

DKK thousand	Lease payments	Interest	Carrying amount
2011
Within one year	1,859	(630)	1,229
Between one and five years	5,664	(1,564)	4,100
After five years	5,867	(972)	4,895
Total	13,390	(3,166)	10,224

Finance leases relate mainly to contracts regarding buildings for production facilities and IT. The net book value of the leased assets amounts to DKK 8,003 thousand (note 11).

21 Provisions

DKK thousand	Warranties	Restructuring	Other	Total
2011
Provisions at January 1	3,983	19,827	43,451	67,261
Provision for the year	1,991	3,855	3,242	9,088
Utilized during the year	(1,746)	(19,635)	(7,538)	(28,919)
Reversed during the year	(731)	(109)	—	(840)
Exchange rate adjustment	40	6	31	77
Provisions at December 31	3,537	3,944	39,186	46,667

The maturities for provisions are expected to be:

DKK thousand	2011
Current provisions	46,667
Non-current provisions	—
Total provisions	46,667

Warranties
The warranty provision relates to instruments sold. The provision is based on estimates made from historical warranty data for similar products. The Group expects to use the provision over the next year.

Restructuring
Costs for restructuring are mainly related to severance packages. For 2011, the year-end balance was DKK 3,944 thousand.

Other provisions
Other provisions include contingent considerations related to the acquisition of InstrumeC AS of DKK 32,102 thousand and obligations of DKK 7,048 thousand for liabilities expected to be incurred over the next year.

22 OTHER LIABILITIES

Other liabilities include negative fair value of derivatives of DKK 70,600 thousand as well as holiday allowances, VAT, salaries, commissions and bonuses.

Notes
Consolidated Statement of Cash Flows

23 Change in Working Capital

DKK thousand	2011
Decrease in inventories	18,829
Increase in receivables	(87,112)
Decrease in trade payables and other liabilities	(3,579)
Change in working capital	(71,862)

24 Investment in Non-current Assets

DKK thousand	2011
Intangible assets	(139,633)
Property, plant and equipment	(179,221)
Non-current financial assets	(627)
Investment in non-current assets	(319,481)

25 Cash and Cash Equivalents

DKK thousand	2011
Cash	27,710
Short-term bank debt	(91,196)
Cash and cash equivalents	(63,486)

Notes
Additional notes

26 Contingent Assets and Liabilities

Senior Facilities Agreement and Mezzanine Facility Agreement
When acquired, Dako A/S executed a share pledge over its shares in Dako Denmark A/S as security for the Senior Facilities and a secondary share pledge over these shares as security for the Mezzanine Facility. Dako A/S, Dako Denmark A/S and certain material subsidiaries of Dako Denmark A/S have provided guarantees for Dako A/S's borrowings under the Senior Facilities and Mezzanine Facility. The borrowings and guarantees of those subsidiaries have been secured by security in the form of bank accounts, trade receivables, intercompany receivables, intellectual property rights and certain other assets of Dako A/S and these subsidiaries. In addition, the shares in the material subsidiaries and certain of their subsidiaries have been pledged. The guarantees and securities shall be deemed not to be assumed if and to the extent required to ensure compliance with Danish statutory provisions on unlawful financial assistance.

Contractual obligations

DKK thousand	2011
Payments of rental and lease liabilities due:
Within one year	18,172
Between one and five years	16,149
After five years	—
Total contractual obligations	34,321

The above rental and lease liabilities relate to non-cancelable operating lease agreements mainly regarding offices and cars. Rental and leasing expenses for the year ended December 31, 2011 amount to DKK 19,700 thousand.

Assets pledged as security

DKK thousand	2011
The following assets are pledged as security for the Group's loans:
Land and buildings with a carrying amount of	361,840
Total assets held as security	361,840
Carrying amount of secured mortgages	254,464
Assets held under finance leases with a carrying amount of	7,423

Other guarantees

DKK thousand	2011
Total other guarantees	14,114

Pending disputes and litigation
There are a limited number of ongoing disputes which involve companies in Dako. Such disputes may involve claims for compensation and damages. In the opinion of Executive Management, these claims will have no effect on the financial position of the Group beyond what has been recognized in the financial statements.

27 Related Party Transactions

Dako A/S was founded on February 25, 2007 by Delphi S.a.r.l., which has the controlling influence in Dako A/S. Furthermore, a number of employees, Management and Board members have acquired shares in Dako A/S. The ultimate controlling party of Dako A/S is EQT V.

Dako A/S has no other related parties with controlling influence.

During the year under review, Dako A/S did not engage in any related party transactions beyond general remuneration to the Board of Directors and the Executive Management. All transactions between related parties take place on an arm's length basis.

Incentive programs
The principal shareholders have offered the Executive Management, Board members and a number of managers in Dako the opportunity to invest in the company through a management participation program.

28 Foreign exchange and interest rate risk, and use of financial instruments

Dako can use financial instruments and derivatives to hedge significant interest rate and foreign exchange risks resulting from the Group's commercial core business. Dako does not use financial instruments or derivatives for speculative purposes. The contractual value of the Group's derivative financial instruments and unrealized gains and losses is specified below.

Financial risks
The Group's financial risk management is based on policies approved by the Board of Directors. The Group may use derivatives to hedge financial risks. Hedging of financial risks is managed at corporate level and is only focused on managing risks arising from the Group's operations and financing. It is not Group policy to take positions in the financial markets.

The financial risk factors primarily comprise foreign exchange, interest rate and credit risks.

Foreign exchange risk
Foreign exchange risk occurs both as a result of imbalance between income and expenses in each foreign currency and because the Group has net assets in a number of foreign subsidiaries.

Subsidiaries outside Denmark mainly do business in local currencies, both internally within the Group and with external partners. Therefore, the majority of the risk relates to translating the income statement of foreign subsidiaries into Danish kroner. It is not Group policy to hedge this risk.

The Group had no material exposure to foreign exchange risk related to receivables and payables in foreign currencies at December 31, 2011 other than related to credit facilities. A translation risk exists when translating intercompany loans and the value of investments in foreign subsidiaries into Danish kroner. It is not Group policy to hedge this risk. The exposure on investments in foreign subsidiaries is shown below.

Currency investment in DKK thousand	2011
EUR	27,741
JPY	54,777
USD	331,925
Other	33,561
Total	448,004

In 2011, the currencies in which the Group's revenue was denominated decreased by an average of 0.5% relative to the DKK, decreasing revenue by DKK 10 million.

Fluctuations in exchange rates may affect the Group to the extent that the interest expenses are not denominated in the same currencies as the revenue. The majority of the risk on foreign exchange stems from the USD debt. If the USD was weakening 10% against the DKK at December 31, 2011, the foreign exchange adjustment of the debt and interest expenses would impact equity and profit or loss for the year by the amounts shown below.

Effect of a 10% weakening of the USD (DKK thousand)	2011
Equity	275,871
Net profit	275,871

A 10% weakening of the DKK against the USD at December 31, 2011 would have had an equal but opposite effect on equity and net profit.

Interest rate risk
Interest rate risk occurs as a consequence of imbalance between interest-bearing assets and liabilities, and changes in the interest rate influence both the balance sheet and the income statement. Dako uses interest rate swaps (pay fixed rate and receive floating rate) to hedge a part of the floating-rate debt in EUR, USD and DKK. At the end of 2011, the Group's nominal interest-bearing debt (excluding capitalized loan expenses) was DKK 4,636 million, of which DKK 4,633 million was at variable interest rates and DKK 3 million was at fixed interest rates with varying terms. However, the interest rate risk on 74% of the debt has been hedged with interest rate swaps with an average duration of 2.4 years. 80% of the USD-denominated debt and 66% of the EUR-denominated debt have also been hedged. The DKK 251 million mortgage loan has been hedged as well. As a whole, a 1% change in the interest rates at December 31, 2011 would cause a change of DKK 10.4 million in the yearly future interest expenses. The interest rate swaps are adjusted to fair value and recognized directly in equity. The fair value is based on observable current market transactions.

DKK thousand	Fixing period	Contractual value	Unrealized gains/(losses) on adjustment to fair value	Taken directly to equity
2011
Interest rate swap maturing September 2012 (DKK 251,889 thousand)	3 months	251,889	(6,068)	(6,068)
Interest rate swap maturing July 2012 (USD 93,250 thousand)	3 months	535,777	(13,049)	(8,094)
Interest rate swap maturing July 2013 (USD 80,000 thousand)	3 months	459,648	(1,756)	(1,197)
Interest rate swap maturing July 2014 (USD 186,500 thousand)	3 months	1,071,554	(18,145)	(15,584)
Interest rate swap starting July 2013, maturing July 2014 (USD 80,000 thousand)	3 months	459,648	(3,519)	(3,519)
Interest rate swap starting July 2012, maturing July 2014 (USD 95,000 thousand)	3 months	545,832	(4,612)	(4,612)
Interest rate swap maturing July 2014 (EUR 63,750 thousand)	1 month	473,930	(11,781)	(11,548)
Interest rate swap maturing July 2013 (EUR 60,000 thousand)	1 month	446,052	(2,818)	(2,829)
Interest rate swap maturing July 2014 (EUR 21,500 thousand)	1 month	159,835	(2,779)	(2,739)
Interest rate swap starting July 2013 maturing July 2014 (USD 60,000 thousand)	1 month	446,052	(6,073)	(6,073)
Value of terminated swaps, etc.		—	—	4,334
Total interest rate instruments		4,850,217	(70,600)	(57,929)

Credit risk
The Group's credit risk primarily relates to receivables, securities, cash and cash equivalents, and positive fair values of derivative financial instruments. The balance sheet valuation of all the items mentioned corresponds to the size of the maximum credit risk. The Group has historically not experienced any material loss on receivables, as most customers are public hospitals or laboratories.

Counterparty risks concerning cash and cash equivalents and financial instruments are managed by only entering into agreements with financial institutions which have achieved a satisfactory rating from recognized international credit-rating institutions. Current hedging counterparties are Nordea Bank Finland PLC, Nykredit A/S and Goldman Sachs International.

Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group's approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities as they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group's reputation. The majority of the Group's credit facilities are long-term committed facilities maturing in 2014 and onwards.

Remaining contractual maturity for the Group's non-derivative and derivative financial liabilities:

DKK thousand	Contractual cash flows	Within 1 year	1-3 years	3-5 years	5+ years
Non-derivative financial liabilities
Credit facilities	4,979,132	105,730	1,873,791	2,712,581	287,030
Contingent consideration	33,558	33,558	—	—	—
Trade payables	97,900	97,900	—	—	—
Finance lease liabilities	13,390	1,859	3,466	2,198	5,867
Total cash flows	5,123,980	239,047	1,877,257	2,714,779	292,897
Derivative financial liabilities
Fixed interest rate instruments	65,531	33,736	31,795	—	—
Total cash flows	65,531	33,736	31,795	—	—
Total contractual cash flows	5,189,511	272,783	1,909,052	2,714,779	292,897

Assumptions

•	The contractual cash flows are estimated using the estimated forward amount of interest as at the reporting date.

•	The contractual cash flows have been included in the earliest time period in which the Group could be required to make payment of interest or principal.

•	The maturity analysis only comprises of recognized and unrecognized financial liabilities as at the reporting date.

Fair value hierarchy
Analysis of financial instruments carried at fair value, by valuation method.

DKK thousand	Quoted prices (Level 1)	Observable input other than quoted prices (Level 2)	Unobservable input (Level 3)	Total
Interest rate swap used for hedging	—	(70,600)	—	(70,600)

The fair value of financial instruments has been determined using discounted cash flow models. The fair value of financial instruments measured at amortized cost is approximately equal to the carrying amount.

Capital management
Dako's capital structure is characterized by an equity ratio of 29%. It is the intention to maintain a substantial equity ratio going forward.

The Senior Facilities and the Mezzanine Facility prevent the Group from making distributions unless certain financial tests and other criteria are satisfied. Earnings will therefore be consolidated and, accordingly, it is not the intention to pay out dividends in the near future.

29 Events occurring after the end of the financial year

The owners of Dako decided in December 2011 to invest additional DKK 167 million in the company. The capital increase has been registered by the Danish Business Authority (Erhvervsstyrelsen) in January 2012.

On May 17, 2012, Agilent Technologies Inc. and EQT announced the execution of a definitive agreement for Agilent to acquire Dako. The acquisition was closed on June 21, 2012.

The Board of Directors and Executive Management are not aware of other events subsequent to December 31, 2011 which may have a material impact on the Group's financial position or outlook.

30 Group overview

		Capital (thousand)	Ownership (%)
Company	Currency	2011	2011
Parent
Dako A/S	DKK	101,701	100

Sales companies
Dako France S.A.S., Trappes, France	EUR	234	100
Dako Netherlands B.V., Eindhoven, Netherlands	EUR	18	100
Dako Belgium N.V., Heverlee, Belgium	EUR	62	100
Dako Italia S.p.A., Milan, Italy	EUR	1,548	100
Dako Polska Sp. z o.o., Gdynia, Poland	PLN	100	100
Dako Schweiz AG, Baar, Switzerland	CHF	300	100
Dako Österreich GmbH, Vienna, Austria	EUR	18	100
Dako Diagnósticos S.A., Barcelona, Spain	EUR	240	100
Dako Sweden AB, Stockholm, Sweden	SEK	200	100
Dako Deutschland GmbH, Hamburg, Germany	EUR	26	100
Dako Australia Pty. Ltd., Sydney, Australia	AUD	310	100
Dako Canada, Inc., Toronto, Canada	CAD	350	100
Dako Japan Inc., Tokyo, Japan	JPY	80,000	100
Dako Diagnostics Ireland Ltd., Dublin, Ireland	EUR	—	100
Dako UK Ltd., UK	GBP	—	100
Dako Finland Oy, Finland	EUR	3	100
Dako InstrumeC AS, Norway	NOK	970	100
Dako do Brasil LTDA, Brazil	BRL	11,287	100
Dako Diagnostics (Shanghai) Co. Ltd., China	USD	1,707	100

Danish companies
Dako Denmark A/S, Glostrup, Denmark	DKK	61,682	100
Dako Norge, Oslo Branch		—	—

US companies
Dako Holding USA, Inc., Delaware, USA	USD	4,148	100
Dako North America, Inc., Carpinteria, USA	USD	4,148	100
BPI Holding, Inc., Delaware, USA (8,001 shares of USD 0.01)	USD	1	100
DCI Real Estate Holdings, Inc., Delaware, USA	USD	4	100

Other companies
Aperio Technologies, Inc., California, USA	USD	105,467	11